EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
BLUE ACQUISITION HOLDING CORPORATION,
BLUE ACQUISITION SUB, INC.
and
BURGER KING HOLDINGS, INC.
dated as of
September 2, 2010

The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Sub or any of their respective subsidiaries or affiliates.

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 2, 2010, is entered into by and among Blue Acquisition Holding Corporation, a Delaware corporation (“Parent”), Blue Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and Burger King Holdings, Inc., a Delaware corporation (the ‘‘Company”). Each of Parent, Sub and the Company are referred to herein as a ‘‘Party” and together as “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent proposes to cause Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $24.00, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into a Sponsor Tender Agreement with certain investment funds affiliated with Bain Capital Investors, LLC, TPG Capital, L.P. and The Goldman Sachs Group, Inc. and their respective Affiliates set forth therein (collectively, the “Sponsor Tender Agreements”), pursuant to which, among other things, such investment funds have irrevocably agreed to tender shares of Company Common Stock beneficially owned by them in the Offer (the shares subject to such agreements constituting, in the aggregate, approximately 31% of the Company Common Stock as of the date hereof) and to take certain actions and exercise certain rights, and to refrain from taking other actions or exercising other rights, in each case, as set forth therein;

WHEREAS, regardless of whether the Offer Closing occurs, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the ‘‘Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.01, each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Offer Price; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Offer

Section 1.01  The Offer.

(a) Commencement of the Offer.  As promptly as reasonably practicable (and, in any event, within 10 business days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 1.01(c), if applicable).

(b) Terms and Conditions of the Offer.  The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Sub, and Parent and Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Sub only with the prior written consent of the Company. Parent and Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition, or (vi) extend the expiration date of the Offer in any manner other than in accordance with the terms of Section 1.01(d).

(c) Adjustments to Offer Price.  The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (other than the First Quarter Dividend), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer.

(d) Expiration and Extension of the Offer.  The Offer shall initially be scheduled to expire at midnight, New York City time, on the later of (x) the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) and (y) the second business day following the No-Shop Period Start Date (such later date being the “Initial Offer Expiration Date”), provided, however, if at the Initial Offer Expiration Date, any Offer Condition is not satisfied or waived, Sub shall, and Parent shall cause Sub to, extend the Offer for ten (10) business days; provided, further, that if the only Offer Condition not satisfied at such time is the Financing Proceeds Condition, then such Initial Offer Expiration Date may be extended, at Parent’s option, for less than ten (10) business days. Thereafter, if at any then scheduled expiration of the Offer, any Offer Condition is not satisfied or waived, Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions, in consecutive increments of up to five (5) business days (or such longer period as the Parties may agree) each; provided, however, if the Proxy Statement Clearance Date has occurred on or prior to November 24, 2010, then no such extension shall be required after November 24, 2010; provided, further, however, if the Proxy Statement Clearance Date has not occurred on or prior to November 24, 2010, then either Parent or the Company may request, and upon such request, Sub shall extend the Offer in increments of up to five (5) business days (or such longer period as the Parties may agree) each until the Proxy Statement Clearance Date; it being understood that nothing contained herein shall limit or otherwise affect the Company’s right to terminate this Agreement pursuant to Section 9.01(g) in accordance with the terms thereof. ‘‘Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including the first date following the tenth calendar day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement. In addition, Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer; provided, however, that Sub shall not be required to extend the Offer beyond the Outside Date and such extension shall be subject to the right to terminate the Offer in accordance with Section 1.01(f). The last date on which the Offer is required to be extended pursuant to this Section 1.01(d) is referred to as the “Offer End Date” (it being understood that under no circumstances shall the Offer End Date occur prior to November 24, 2010).

(e) Payment.  On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly (and in any event within 3 business days) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.

(f) Termination of the Offer; Continuing Pursuit of the Merger.  If at any then-scheduled expiration of the Offer occurring after November 24, 2010 (i) any Offer Condition shall not have been satisfied or waived, and (ii) the Offer End Date shall have occurred (the ‘‘Offer Determination Date”), then Sub may irrevocably and unconditionally terminate the Offer if the Proxy Statement Clearance Date has occurred on or prior to such Offer Determination Date. In addition, the Company shall have the right, exercisable by delivering written notice to Parent and Sub at any time from and after the Offer Determination Date to cause Sub to, and upon receipt of such written notice, Sub shall, and Parent shall cause Sub to, irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date of the Offer following the receipt of such notice from the Company (delivered no less than one (1) business day of the then -scheduled expiration date of the Offer). The termination of the Offer pursuant to this Section 1.01(f) is referred to in this Agreement as the “Offer Termination”, and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date”. Notwithstanding anything to the contrary in this Section 1.01(f), if this Agreement is terminated pursuant to Section 9.01, then Sub shall promptly (and, in any event, within one (1) business day of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Sub, or this Agreement is terminated in accordance with Section 9.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 9.01 and that, absent such any termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g) Offer Documents.  On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish to Parent and Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Sub for inclusion in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Recommendation of the Company Board. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

(h) Funds.  Subject to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

(i) Withholding.  Notwithstanding anything in this Agreement to the contrary, Parent and Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Parent or Sub are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent or Sub.

Section 1.02  Company Actions.

(a) Schedule 14D-9.  On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the ‘‘Schedule 14D-9”), which shall describe and make the Recommendation with respect to the Offer, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. The Company shall also include in the Schedule 14D-9 the Fairness Opinions. Parent and Sub shall promptly furnish to the Company in writing all information concerning Parent and Sub that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.

(b) Stockholder Lists.  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with lists, copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03  Top-Up.

(a) Top-Up.  The Company hereby grants to Sub an irrevocable right (the ‘‘Top-Up”), exercisable on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Sub at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute one share more than 90% of the shares of the Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that the Top-Up may not be exercised to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not reserved for issuance at the time of exercise of the Top-Up. The Top-Up shall be exercisable only once, in whole but not in part.

(b) Exercise of Top-Up; Top-Up Closing.  If there shall have not been validly tendered and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Affiliates, would represent at least 90% of the shares of the Company Common Stock outstanding on the Offer Closing Date, Sub shall be deemed to have exercised the Top-Up and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 2.02, and shall take place simultaneously with the Offer Closing, the purchase price owed by Sub to the Company to purchase the Top-Up Shares shall be paid to the Company, at Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 5% per annum, (iii) shall be full recourse to Parent and Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Sub a certificate representing the Top-Up Shares.

(c) Exemption from Registration.  Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the ‘‘Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Sub hereby represents and warrants to the Company that Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Appraisal Rights.  Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.01(d).

Section 1.04  Directors.

(a) Composition of Company Board and Board Committees.  Effective upon the initial acceptance for payment by Sub of shares of Company Common Stock pursuant to the Offer (the ‘‘Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.04(a)) and from time to time thereafter, Parent shall be entitled to designate from time to time such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (B) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are members of the Company Board and who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or the Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 1.04, including (at the election of Parent) (x) subject to the Company Certificate of Incorporation, increasing the size of the Company Board, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to be directors on the Company Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Law and the rules of the New York Stock Exchange (the “NYSE”), and the Company shall take all action requested by Parent necessary to effect any such election or appointment.

(b) Section 14(f) of the Exchange Act.  The Company shall mail to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing either (i) concurrently with the mailing of the Schedule 14D-9 or (ii) if not included in the Schedule 14D-9, if Parent shall have requested, within three (3) calendar days following such request, which request shall not be delivered prior to ten (10) calendar days following the mailing of the Schedule 14D-9 (provided that, in each case, Parent and Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates, and if not then as soon as practicable thereafter).

(c) Required Approvals of Independent Directors.  Following the election or appointment of Parent’s designees pursuant to Section 1.04(a) and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (i) to amend or terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Sub, or (iv) to any other matter under this Agreement.

(d) Effects on Continued Listing.  After the Acceptance Time, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Rule 303A of the New York Stock Exchange Listed Company Manual.

ARTICLE II

The Merger

Section 2.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the ‘‘DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02  Closing.  The closing of the Merger (the “Merger Closing”) will take place at (a) if the Offer Closing shall have not occurred at or prior to the Merger Closing, 10:00 a.m., New York City time, on the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) if the Offer Closing shall have occurred on or prior to the Merger Closing, on the date of, and immediately following the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), in either case at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

Section 2.03  Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the ‘‘Effective Time”.

Section 2.04  Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05  Certificate of Incorporation and By-Laws.

(a) At the Effective Time, the certificate of incorporation of Sub as in effect immediately prior to the Effective Time (which shall not be amended by Sub from the date hereof until such time except as otherwise contemplated hereby) shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended (subject to Section 7.06(a)) as provided therein or by applicable Law; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Burger King Holdings, Inc.”

(b) The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended (subject to Section 7.06(a)) as provided therein or by applicable Law.

Section 2.06  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08  Taking of Necessary Action.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Sub and the Surviving Corporation.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations

Section 3.01  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by the Company as treasury stock, or by Parent or Sub at such time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 3.01(b) and, except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the ‘‘Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a ‘‘Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared from and after the date hereof in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the ‘‘Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.02  Adjustment to Merger Consideration.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, if there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (other than the First Quarter Dividend), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(c) shall be equitably adjusted by Parent to reflect the effect thereof.

Section 3.03  Exchange Fund.

(a) Paying Agent.  Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company (the “Paying Agency Agreement”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Certificate Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration and any dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration and any such dividends to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III and any dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III and any dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

(e) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Equity Award to receive the holder’s Equity Award Amount, in each case as provided herein.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends declared in accordance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect thereto.

(h) Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (or any holder of a Company Equity Award) such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.04  Company Equity Awards.  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, at the earlier to occur of the time of the Offer Closing and the Effective Time (such earlier time, the “Acceleration Time”):

(a) each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Acceleration Time shall be canceled, with the holder thereof becoming entitled to receive (subject to the terms and conditions set forth in Section 7.05(d)(II) of the Company Disclosure Letter), on the date which the Acceleration Time occurs, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option;

(b) each Company RSU that is outstanding immediately prior to the Acceleration Time shall be fully vested and, at the Acceleration Time, canceled, with the holder thereof becoming entitled to receive (subject to the terms and conditions set forth in Section 7.05(d)(II) of the Company Disclosure Letter), on the date which the Acceleration Time occurs, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to such Company RSU at the Acceleration Time;

(c) each Company PSU that is outstanding immediately prior to the Acceleration Time shall be vested as to the number of shares of Company Common Stock issuable pursuant to such Company PSU upon attainment of the target level of performance applicable to such Company PSU (the “PSU Shares”), and, at the Acceleration Time, canceled, with the holder thereof becoming entitled to receive (subject to the terms and conditions set forth in Section 7.05(d)(II) of the Company Disclosure Letter), on the date which the Acceleration Time occurs, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of PSU Shares attributable to such Company PSU; and

(d) with respect to each member of the Company Board, in connection with the cessation of such person’s service as a member of the Company Board as of the Acceleration Time, each Company DSU that is outstanding immediately prior to the Acceleration Time shall, at the Acceleration Time, be vested and canceled, with the holder thereof becoming entitled to receive, on the date which the Acceleration Time occurs, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to such Company DSU at the Acceleration Time.

(e) The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for taxes in accordance with Section 3.03(h). The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 3.04.

ARTICLE IV

Representations and Warranties of the Company

Except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, within the two (2) years preceding the date hereof and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood that this clause (i) shall not be applicable to Section 4.03, Section 4.04, Section 4.25, Section 4.26, Section 4.27, Section 4.28 and Section 4.29, or (ii) subject to Section 10.03(g), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Sub as follows:

Section 4.01  Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Amended and Restated By-Laws of the Company (the “Company By-Laws”), in each case as in effect on the date of this Agreement, are included in the Filed SEC Documents.

Section 4.02  Subsidiaries.  Section 4.02 of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, ‘‘Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries and equity interests in any person organized outside the United States that is not a Subsidiary in which the Company’s and its Subsidiaries’ invested capital is less than $2 million as of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

Section 4.03  Capital Structure.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on August 31, 2010, (i) 136,333,333 shares of Company Common Stock were issued and outstanding, (ii) 1,467,523 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Amended and Restated Equity Incentive Plan and 2006 Omnibus Incentive Plan (collectively, the “Company Stock Plans”), and pursuant to such Company Stock Plans (A) 7,651,238 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock (such options, together with any options granted thereunder after August 31, 2010, the “Company Stock Options”), (B) 1,264,357 shares of Company Common Stock were subject to restricted stock unit awards that were subject to service-based vesting or delivery requirements (the “Company RSUs”), (C) 196,691 shares of Company Common Stock were subject to restricted stock unit awards that were subject to performance-based vesting or delivery requirements, assuming settlement of such awards based on the attainment of performance goals at target levels (the “Company PSUs”), and (D) 191,568 shares of Company Common Stock were subject to deferred stock unit awards (the “Company DSUs” and, together with the Company Stock Options, Company RSUs and Company PSUs, the ‘‘Company Equity Awards”), (iii) 3,088,996 shares of Company Common Stock were owned by the Company as treasury stock, and (iv) no shares of Company Preferred Stock were outstanding. Except as set forth above, at the close of business on August 31, 2010, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. Section 4.03(a) of the Company Disclosure Letter sets forth the aggregate amount of Company Equity Awards outstanding as of August 31, 2010, including (to the extent applicable) the Company Stock Plan under which each such Company Equity Award was granted, the price at which such Company Equity Award may be exercised (if any) and status of each such Company Equity Award. From August 31, 2010 (and except for the issuance for any Top-Up Shares), (x) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Equity Awards), other than issuances of shares of Company Common Stock pursuant to Company Equity Awards outstanding on August 31, 2010 or the Company’s Amended and Restated Savings Plan (the “Company 401(k) Plan”), and (y) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances pursuant to Company Equity Awards outstanding on August 31, 2010 or the Company 401(k) Plan.

(b) All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of August 31, 2010, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company is a party or by which the Company is bound (1) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since August 30, 2010, none of the foregoing has been issued. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Stock Plans and the Company 401(k) Plan.

(c) The Company does not have any stockholder rights plan in effect.

Section 4.04  Authority; Recommendation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, if required by applicable Law, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of this Agreement and the transactions contemplated hereby, including the Merger, the Offer and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of the Company, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (v) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement (this clause (v), the “Recommendation”), and (vi) irrevocably approving for all purposes each of Parent, Sub and their respective Affiliates and this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) to exempt such persons, agreements and transactions from, and to elect for the Company, Parent, Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, ‘‘Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

Section 4.05  Non-Contravention.  The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by Parent or Sub), any provision of (a) the Company Certificate of Incorporation, the Company By-Laws or the comparable organizational documents of any of its Subsidiaries, or (b) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.10, (i) any written contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement, with respect to which there are continuing rights, liabilities or obligations (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) any supranational, federal, national, state, provincial or local statute, law (including common law), ordinance, rule or regulation of any Governmental Authority (“Law”) or any judgment, order or decree of any Governmental Authority (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) any Authorizations of the Company or its Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any supranational, federal, national, state, provincial or local, whether domestic or foreign, government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Authority”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust or similar Law of any jurisdiction (collectively, the “Foreign Merger Control Laws”), (B) the filing with the SEC of (w) the Schedule 14D-9, (x) if required by applicable Law, the Proxy Statement, (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”), and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings or notices required under the rules and regulations of the NYSE, and (E) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all material reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company pursuant to the Securities Act or the Exchange Act since July 1, 2008 (the “SEC Documents”). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other SEC Documents), the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year end adjustments and the absence of footnotes).

(c) Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of such balance sheet in the Ordinary Course of Business, (B) are incurred in connection with the transactions contemplated by this Agreement, or (C) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Internal Controls.

(i) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since July 1, 2009, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from July 1, 2009 to the date of this Agreement.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(iii) Since May 17, 2006, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e) Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

Section 4.07  Absence of Certain Changes or Events.  Between July 1, 2010 and the date of this Agreement, (i) there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect, and (ii) the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business, and, except as set forth in Section 4.07 of the Company Disclosure Letter, there has not been:

(a) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) in respect of, any capital stock of the Company, other than the declaration by the Company on August 19, 2010 of a quarterly cash dividend of $0.0625 per share of Company Common Stock (the “First Quarter Dividend”);

(b) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;

(c) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (ii) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (iii) the acquisition by the Company of Company Stock Options, Company RSUs, Company PSUs and Company DSUs in connection with the forfeiture of such awards, and (iv) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan;

(d) except (i) as reasonably required by applicable Law, (ii) in the Ordinary Course of Business or (ii) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in the Company Disclosure Letter, in each case in effect as of June 30, 2010, (A) any granting to any director or member of the Company Executive Team any increase in compensation, (B) any granting to any director or member of the Company Executive Team any increase in severance or termination pay, (C) any entry by the Company into any employment, consulting, severance, retention or termination agreement with any (x) director or member of the Company Executive Team or

(y) other employee pursuant to which the total annual compensation or the aggregate severance benefits under such agreement, solely in the case of clause (y), in excess of $2,000,000, (D) any establishing, adopting, entry into or amending in any material respect any material collective bargaining agreement or material Company Benefit Plan or material Company Benefit Agreement, or (E) any acting to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement;

(e) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by Law, including Regulation S-X under the Securities Act; or

(f) any material tax election, any change of annual accounting period, any entering into of a material “closing agreement” or any settlement of a material claim or assessment by the Company or any of its Subsidiaries, in each case, other than in the Ordinary Course of Business.

Section 4.08  Litigation.  There is no suit, claim (or counterclaim), litigation, action, charge, complaint, arbitration, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other Governmental Authority, arbitrator or mediator or arbitration or mediation panel (each, a “Litigation”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. This Section 4.08 does not relate to tax matters, which are the subject of Section 4.14, or environmental matters, which are the subject of Section 4.17.

Section 4.09  Contracts.

(a) Except for this Agreement and for Contracts filed as an exhibits to the Filed SEC Documents, Section 4.09 of the Company Disclosure Letter sets forth a true and complete list of, as of the date of this Agreement:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10,000,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit;

(iii) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $10,000,000 over the remaining term of such Contract, except for any such Contract entered into in the Ordinary Course of Business or that may be canceled, without any material penalty or other material liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(iv) each Contract to which the Company or any of its Subsidiaries is a party entered into since July 1, 2009, for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $10,000,000, except for acquisitions and dispositions of properties and assets in the Ordinary Course of Business (including acquisitions of supplies and acquisitions and dispositions of inventory and equipment that is no longer used or useful in the operations of the Company or any of its Subsidiaries);

(v) each Contract that restricts the ability of the Company or any of its Subsidiaries to compete, in any material respects, with any business or in any geographical area or to solicit customers, in any material respects, except for use or radius restrictions that may be contained in Contracts entered into in the Ordinary Course of Business;

(vi) each Contract that is a material settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the execution date of this Agreement to pay consideration in excess of $10,000,000, or (C) that would otherwise materially limit the operation of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Merger Closing) as currently operated;

(vii) each Contract to which the Company or any of its Subsidiaries is a party primarily involving the development or licensing of any Intellectual Property (except for licenses of commercially available software) that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted;

(viii) each Contract that grants to any person any right or first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company or any of its Subsidiaries, taken as a whole; and

(ix) each Contract that relates to a partnership, joint venture or similar arrangement.

Each Contract set forth on Section 4.09 of the Company Disclosure Letter or required to be set forth thereon (but subject to the last sentence of Section 4.09(b)) is referred to herein as a “Specified Contract”.

(b) As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Specified Contract. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 4.09 does not relate to real property leases, which are the subject of Section 4.15, or agreements entered into with franchisees, which are the subject of Section 4.19, or Company Benefit Plans and Company Benefit Agreements, which are the subject of Section 4.13.

Section 4.10  [Reserved].

Section 4.11  Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations (including Franchise Laws and Relationship Laws), in each case except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. This Section 4.11 does not relate to the SEC Documents, financial statements or disclosure controls and procedures, which are the subject of Section 4.06, employee benefit matters, which are the subject of Section 4.13, taxes, which are the subject of Section 4.14, or environmental matters, which are the subject of Section 4.17. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any Authorizations will be terminated or modified or cannot be renewed in the Ordinary Course of Business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The term “Franchise Laws” means the FTC Rule and any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law. The term ‘‘FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning

Franchising”, 16 CFR Part 436. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or Relationship Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

Section 4.12  Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization, union or association and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Except as contemplated by this Agreement, to the Knowledge of the Company, no director, member of the Company Executive Team other than the Transition Executives (as such term is defined in Section 7.05(d) of the Company Disclosure Letter), other key employee or group of employees has any present intention to terminate his, her, or their employment with the Company or any of its Subsidiaries (that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect).

Section 4.13  Employee Benefit Matters.

(a) Section 4.13(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan and material Company Benefit Agreement. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code), other than instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (to the extent applicable) (A) each material Company Benefit Plan and each material Company Benefit Agreement (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (B) the two most recent annual report on Form 5500 filed with the Internal Revenue Service or similar report required to be filed with any Governmental Authority, in each case with respect to each material Company Benefit Plan (if any such report was required by applicable Law), (C) each trust agreement and group annuity contract or other material contract relating to any material Company Benefit Plan, (D) the most recent actuarial reports (if applicable) for each Company Benefit Plan and (E) the most recent summary plan description, if any, required under ERISA with respect to each material Company Benefit Plan and material Company Benefit Agreement.

(c) Each Company Benefit Plan intended to be “qualified” (or registered) within the meaning of Section 401(a) of the Code (or any comparable provision under applicable non-U.S. laws) has received a favorable determination or opinion letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Authority), and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status or the imposition of any material penalty or tax liability, except where such loss of qualification, registration or tax-exempt status or the imposition of any material penalty or tax liability, individually or in the aggregate, would not have a Material Adverse Effect.

(d) Section 4.13(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each material Company Benefit Plan that provides health or welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA, or any other applicable Law, or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). Each such U.S. plan is amendable and terminable unilaterally by the Company at any time without material liability or expense to the Company and its Subsidiaries, taken as a whole, as a result thereof other than claims incurred prior to the date of such amendment, and no such plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, during the immediately preceding six (6) years, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (“ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the PBGC has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any Company Benefit Plan subject to Title IV of ERISA (each, a “Title IV Plan”) and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted by the PBGC.

(f) The Compensation Committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined in Rule 303A.02 of the New York Stock Exchange Listed Company Manual and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (the “Compensation Committee”) has taken all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into on or before the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to any Company Benefit Plan to which the Company, any Company Subsidiary or any ERISA Affiliate make, or was required to make, contributions during the past six (6) years: (i) there does not now exist, nor do any circumstances exist on the date hereof that could reasonably be expected to result in any material accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) the fair market value of the assets of any such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30 days notice requirement has not been waived has occurred, and the consummation of the Merger will not result in the occurrence of any such reportable event; an (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any Company Subsidiary or any ERISA Affiliate.

(h) None of the Company, its Subsidiaries or any ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in any way, directly or indirectly, has any liability with respect to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).

(i) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Benefit Plans or Company Benefit Agreement (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Benefit Plans, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to the Company Benefit Plans, and (iii) no Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or, to the Knowledge of the Company, any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(j) The consummation of the Offer or the Merger alone, or in combination with a termination of any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any material liability under any material Company Benefit Plan or material Company Benefit Agreement, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries. Except as would not have a Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger by any employee, officer or director of the Company or any of its Subsidiaries under any Company Benefit Plan or Company Benefit Agreement, or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any taxes imposed under Section 4999 or 409A of the Code.

(k) None of the Company or any of its Subsidiaries has made any promises or commitments to create any additional material Company Benefit Plan or material Company Benefit Agreement or to modify or change in any material way any existing material Company Benefit Plan or material Company Benefit Agreement other than those amendments or modifications required by Law.

(l) Except as would not have a Material Adverse Effect (i) any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income tax purposes by the Company or any Company Subsidiary is not an employee under applicable Law and is not an employee for any purpose (including tax withholding purposes or Company Benefit Plan purposes) and (ii) neither the Company nor any of its Subsidiaries has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan. Each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(m) Except as would not have a Material Adverse Effect, each Company Benefit Plan that is mandated by a Governmental Authority other than a Governmental Authority of the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Company Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

(n) The term “Company Benefit Agreement” means each employment, consulting, indemnification, change in control, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand (but excluding any Company Benefit Plans) pursuant to which the Company or any of its Subsidiaries has any continuing obligations as of the date of this Agreement, other than any agreement or arrangement mandated by applicable Law. The term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries as of the date of this Agreement, in each case for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

Section 4.14  Taxes.

(a) Each of the Company and its Subsidiaries has timely filed or has caused to be timely filed all U.S. federal income tax and other material tax returns required to be filed by it (taking into account any validly obtained extension of time within which to file), and all such tax returns are true, complete and accurate in all material respects. Each of the Company and its Subsidiaries has either paid or caused to be paid all material taxes due and owing by the Company and its Subsidiaries, other than taxes that are being contested in good faith through appropriate proceedings or for which the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve in accordance with GAAP (excluding any reserves for deferred taxes).

(b) No deficiencies for any material taxes (other than taxes that are not yet due and payable or that are being contested in good faith) have been proposed, asserted, assessed or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material taxes. The U.S. consolidated federal income tax returns of the Company through the tax year ending June 30, 2006 have been examined and closed by the Internal Revenue Service. There are no material Liens for taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for taxes not yet due and payable. None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof. Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder.

(c) The term “taxes” means all (i) income, profits, capital gains, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, value added, ad valorem, registration, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, duties, levies, imposts, license, registration and other taxes (including all penalties and additions to any such taxes and interest thereon) imposed by any Governmental Authority, whether dispute or not, (ii) liability for the payment of any amount imposed on any person of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amount imposed on any person of a type described in clause (i) or clause (ii) as a transferor or successor or a result of any existing express or implied indemnification agreement or arrangement. The term ‘‘tax return” means any return, statement, report, form, or filing, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Authority.

(d) Except as provided in Section 4.06(c), Section 4.07(f) and Section 4.13, this Section 4.14 represents the sole and exclusive representations and warranties of the Company regarding tax matters of the Company and its Subsidiaries.

Section 4.15  Real Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property, other than real property relating to a restaurant, owned by the Company and its Subsidiaries (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, and all real property owned by the Company and its Subsidiaries relating to a restaurant, in each case free and clear of all Liens and defects in title, except for Permitted Liens.

(b) Section 4.15(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases of real property (the “Specified Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant, other than (x) leases of real property relating to a restaurant and (y) leases that do not provide for annual rent in excess of $150,000 (individually, a “Specified Leased Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Specified Leased Real Property, and all leases of real property relating to a restaurant, all Specified Real Property Leases, each Specified Real Property Sublease and leases of real property relating to a restaurant are in full force and effect, and neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(c) Section 4.15(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord, other than (x) leases, subleases and similar arrangements with respect to real property relating to a restaurant and (y) leases, subleases and similar arrangements that do not provide for annual rent in excess of $150,000 (such leases, subleases and similar agreements, collectively, the “Specified Real Property Subleases”).

Section 4.16  Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list, as of the date of this Agreement, of all issued or registered Intellectual Property (including Internet domain names) or applications for issuance or registration of any Intellectual Property owned by the Company or its Subsidiaries (indicating for each, as applicable, the owner(s), jurisdiction and patent, registration number and date). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”) and free and clear of any Liens, except Permitted Liens. All registrations owned by the Company or any of its Subsidiaries and set forth in Section 4.16(a) of the Company Disclosure Letter for the trademarks and service marks BURGER KING and WHOPPER in the United States, Canada, Mexico, the United Kingdom, and Germany, for and to the extent such registrations cover any of the core products and or services of the Company and any of its Subsidiaries, are valid, subsisting, and enforceable and in full force and effect and no loss of such registrations is reasonably foreseeable. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the transactions contemplated by this Agreement shall not impair the right, title, or interest of the Company or any its Subsidiaries in or to any Company Intellectual Property, and all of the Company Intellectual Property shall be owned or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries used the Company Intellectual Property immediately prior to the Merger Closing Date.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person, or that contest the validity, use, ownership or enforceability of any of the Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries use of any Company Intellectual Property, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other person. As of the date of this Agreement, no person is infringing, misappropriating, diluting or otherwise conflicted with the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Intellectual Property owned by the Company or its Subsidiaries is not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to materially impair the continued operation of the Company and its Subsidiaries businesses, as currently conducted.

(c) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of its trade secrets and other material confidential information.

(d) Each of the Company and its Subsidiaries is, and has been to the extent required by Law, in compliance with its posted privacy policies and all other related notices, policies and programs and all applicable data protection, privacy and other applicable Laws regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure (in any form or medium) of any personally identifiable information, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) The term “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, including such rights in and to: (i) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent disclosure or other patent right, (ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, and (iii) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software), (iv) any Internet domain names, and (vi) any trade secrets.

Section 4.17  Environmental Matters.

(a) Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has for the past five years been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (D) none of the Company or any of its Subsidiaries has Released or exposed any person to, any Hazardous Materials, and no Hazardous Materials have been Released at, on, under or from any of the Owned Real Property or the Specified Leased Real Property, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries.

(b) The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any Governmental Authority or any other person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials. The term ‘‘Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

Section 4.18  Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.19  Franchise Matters.

(a) Section 4.19(a)(i) of the Company Disclosure Letter sets forth a true and complete list of all (i) development agreements in which the Company or any of its Subsidiaries has granted exclusive rights to develop or operate or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas and (ii) master franchise agreements (collectively, the “Specified Agreements”), in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound (other than any such agreements between a person and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to any person the right to develop or operate or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas any of the following (each, a “Franchise”): “Burger King” restaurants, “Whopper Bar” restaurants or “Hungry Jack’s” restaurants (each, a ‘‘Franchised Restaurant”). Section 4.19(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of the top twenty-five Franchisees based upon the total royalties paid by each such Franchisee to the Company or its Subsidiaries during the fiscal year 2010.

(b) Each of the Specified Agreements is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Specified Agreement by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created from any action taken by Parent or Sub) or any right of rescission or set-off under, any provision of any Specified Agreement other than any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth a true and complete list of all FDDs that the Company or any of its Subsidiaries have used to offer or sell Franchises within the United States at any time since January 1, 2009. The Company has made available to Parent true and complete copies of each such FDD. Since January 1, 2009, the Company and its Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Authority under any United States federal or state Franchise Law, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Company nor any of its Subsidiaries is subject to any Judgment with respect to the offer or sale of Franchises in any jurisdiction.

(e) To the Company’s Knowledge, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Franchises at any time since January 1, 2007, including funds that Franchisees contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in accordance in all material respects with the Franchise Agreements.

(f) Either the FDD or Section 4.19 of the Company Disclosure Letter contains a summary of all material Franchise-related arbitrations, litigation, class proceedings, material complaints or disputes, or other Litigations which are pending or, to the Knowledge of the Company, threatened (i) from any Franchisee or association purporting to represent a group of Franchisees, or (ii) from any other Franchisee except where such Litigation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) The term “FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of franchises in the United States. The term “Franchisee” means a person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Franchised Restaurant within a specific geographic area or at a specific location.

Section 4.20  Quality and Safety of Food & Beverage Products.  Since January 1, 2008, (a) there have been no recalls of any food or beverage product of the Company or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except as (a) and (b), either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.21  [Reserved].

Section 4.22  Affiliate Transactions.  There have not been during the preceding three (3) years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Filed SEC Documents filed prior to the date hereof.

Section 4.23  Certain Business Practices.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

Section 4.24  Company Swaps.  Section 4.24 of the Company Disclosure Letter contains a complete and correct list of all interest rate swaps and currency exchange swaps (“Company Swaps”) entered into by the Company or any of its Subsidiaries as of the date of this Agreement. All such Company Swaps were, and any Company Swaps entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to bear the risks of such Company Swaps. The Company and each of its Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Company Swaps to the extent that such obligations to perform have accrued.

Section 4.25  Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.26  Voting Requirements.  The affirmative vote of holders of a majority of all the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”), unless Section 253 of the DGCL shall be applicable, is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.27  State Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.11, to the Knowledge of the Company, no state takeover statute applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.28  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Goldman, Sachs & Co. (“Goldman”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 4.28 of the Company Disclosure Letter sets forth the maximum aggregate fees (without including reimbursement for expenses) that may become payable to Morgan Stanley and Goldman pursuant to any engagement or fee letters between the Company and Morgan Stanley or Goldman with respect to the transactions contemplated by this Agreement.

Section 4.29  Opinions of Financial Advisors.  The Company Board has received the opinion of each of Morgan Stanley and Goldman (together, the “Fairness Opinions”), in each case, dated the date of this Agreement, to the effect that, as of such date, the Offer Price to be received by the holders of shares of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to such holders.

Section 4.30  Solvency.  As of the date hereof (and for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), the Company is Solvent.

ARTICLE V

Representations and Warranties of Parent and Sub

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01  Organization, Standing and Corporate Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

Section 5.02  Authority.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer, the Merger and the Financing. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, including the Offer, the Merger and the Financing, by Parent and Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings (including any stockholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Offer, the

Merger and the Financing. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.03  Non-Contravention.  The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, including the Financing, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under (other than any such Lien created in connection with the Financing), any provision of (a) the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Sub or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (ii) any Law or Judgment, in each case applicable to Parent or Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, including the Financing, except for (w) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under each Foreign Merger Control Law, (x) the filing with the SEC of the Offer Documents, (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (z) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04  Financing.  Parent has delivered to the Company true and complete copies of (i) the executed equity commitment letter, dated as of the date of this Agreement (the “Equity Financing Commitment”), pursuant to which 3G Special Situations Fund II L.P. (“Sponsor”) has committed, upon the terms and subject to the conditions thereof, to invest in Parent the cash amount set forth therein (the “Equity Financing”), and (ii) the executed commitment letter, dated as of the date hereof, among Parent, J.P. Morgan Chase Bank, N.A., J.P. Morgan Securities LLC, and Barclays Bank PLC (the “Debt Commitment Letter”), pursuant to which the lenders party thereto have agreed, upon the terms and subject to the conditions thereof, to lend the amounts (which includes up to $900,000,000.00 in bridge financing (the “Bridge Financing”) to be utilized in the event the placement of senior notes (the “High Yield Financing”) is not consummated) set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the refinancing of any outstanding indebtedness of the Company (including under the Existing Credit Agreement) (the ‘‘Debt Financing” and, together with the Equity Financing, the “Financing”). The Debt Commitment Letter and the related Fee Letter and the Equity Financing Commitment are referred to collectively in this Agreement as the “Financing Agreements”. None of the Financing Agreements has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and none of the respective commitments contained in the Financing Agreements have been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Agreements are in full force and effect. Except for a fee letter and fee credit letter relating to fees with respect to the Debt Financing and an engagement letter (complete copies of which have been provided to the Company, with only the fee amounts and certain economic terms of the market flex (none of which would adversely effect the amount or availability of the Debt Financing) redacted), as of the date of this Agreement there are no side letters or other agreements, Contracts or arrangements related to the funding or investment, as applicable, of the Financing other than as expressly set forth in the Financing Agreements delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Agreements that are payable on or prior to the date hereof. The only conditions precedent or other contingencies related to the obligations of the Sponsor to fund the full amount of the Equity Financing and lenders to fund the full amount of Debt Financing are those expressly set forth in the Equity Financing Commitment and the Debt Commitment Letter, respectively. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Sub or any direct investor in Parent under any term, or a failure of any condition, of the Financing Agreements or otherwise be reasonably likely to result in any portion of the Financing contemplated thereby to be unavailable. As of the date of this Agreement, neither Parent nor Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing Agreements required to be satisfied by it. Based on the terms and conditions of this Agreement, the proceeds from the Financing will be sufficient to provide Parent and Sub with the funds necessary to pay the aggregate Offer Price and Merger Consideration, the Equity Awards Amount, any repayment or refinancing of debt contemplated in this Agreement or the Financing Agreements (including repayment of indebtedness under the Existing Credit Agreement), the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to allow Parent and Sub to perform all of their obligations under this Agreement and pay all fees and expenses to be paid by Parent or Sub related to the transactions contemplated by this Agreement.

Section 5.05  Limited Guaranty.  Concurrently with the execution of this Agreement, Sponsor has duly executed and delivered to the Company the limited guarantee by Sponsor, dated as of the date of this Agreement, in favor of the Company (the “Limited Guaranty”). The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. There is no default under the Limited Guaranty by Sponsor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Sponsor.

Section 5.06  Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Parent or Sub, threatened against Parent, Sub, Sponsor or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Sub, Sponsor or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.08  Operation and Ownership of Sub.  Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement. Parent owns, beneficially and of record, all the outstanding shares of capital stock of Sub, free and clear of all Liens (other than any Liens created pursuant to the Financing).

Section 5.09  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 5.10  No Competing Businesses.  None of Parent’s Affiliates are engaged in, and neither Parent nor any of its Affiliates beneficially owns any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in excess of 5% of the outstanding capital stock of any person engaged in any business involving (i) the operation or franchise of quick service or fast food restaurants anywhere in the world or (ii) the operation of a U.S. soft drink company or its Affiliates.

Section 5.11  Ownership of Company Common Stock.  Except as disclosed to the Company in a letter to the Company dated September 1, 2010, none of Parent, Sub, Sponsor or any of their Affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Merger Closing Date (other than pursuant to the transactions contemplated hereby), beneficially own any shares of Company Common Stock.

Section 5.12  Solvency.  Assuming (i) the satisfaction of the condition set forth in Section 8.02(d) and (ii) the accuracy of the representations and warranties of the Company set forth in Section 4.30, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Offer Price and Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Financing Agreements, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any person: (i) the sum of the debt (including contingent liabilities) of such person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such person and its Subsidiaries, taken as a whole; (ii) the capital of such person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such person and its Subsidiaries, taken as a whole; and (iii) such person and its Subsidiaries, taken as a whole, do not have or intend to incur debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

ARTICLE VI

Covenants Relating to Conduct of Business

Section 6.01  Conduct of Business.

(a) Except as set forth in Section 6.01 of the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) carry on its business in the Ordinary Course of Business, (y) use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships with significant Franchisees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with the Company or any of its Subsidiaries and (z) comply with Law, in each case consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or set any record date therefor, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (B) the payment of the First Quarter Dividend;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company RSUs, Company PSUs and Company DSUs in connection with the forfeiture of such awards, and (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant elections under the Company 401(k) Plan;

(iv) issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement in accordance with their present terms, and (B) as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement;

(v) (A) amend the Company Certificate of Incorporation or the Company By-Laws or (B) amend the comparable organizational documents of any material Subsidiary of the Company;

(vi) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $15 million, other than any such action solely between or among the Company and its Subsidiaries;

(vii) sell, lease, license, abandon or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company), other than (A) sales or other dispositions of inventory in the Ordinary Course of Business or equipment that is no longer used or useful in the operations of the Company or any of its Subsidiaries, (B) the licensing or sublicensing (or abandonment) of Intellectual Property in the Ordinary Course of Business, (C) leases and subleases of real property owned by the Company or its Subsidiaries and leases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant and voluntary terminations or surrenders of such leases, in each case, in the Ordinary Course of Business, and (D) other sales, leases or other dispositions for aggregate consideration of $15 million or less;

(viii) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) Indebtedness incurred, assumed or otherwise entered into in the Ordinary Course of Business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) and in no event in excess of $10,000,000 in the aggregate, (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder on the same terms and conditions of such Indebtedness, and (3) intercompany Indebtedness, other than in the case of clause (1) or clause (2), for such Indebtedness which would not permit compliance with, or would constitute a breach of Section 7.09, (B) make any loans or capital contributions to, or investments in, any other person, other than (1) to any Subsidiary of the Company, (2) pursuant to clause (vi) above or (3) in the Ordinary Course of Business, or (C) take any action that would not permit the administrative agent of the lenders under the Debt Financing to have a perfected first priority security interest in the Debt Financing;

(ix) except (A) in the Ordinary Course of Business or as reasonably required by applicable Law, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement disclosed to Parent in the Company Disclosure Letter, in each case in effect on the date of this Agreement, (C) as otherwise expressly permitted by this Agreement or (D) as may be required to avoid adverse treatment under Section 409A of the Code without increasing any benefit or payment otherwise due or payable thereunder, (1) grant to any director or member of the Company Executive Team any increase in compensation, (2) grant to any director or member of the Company Executive Team any increase in severance or termination pay, (3) enter into any employment, consulting, severance, retention or termination agreement with (x) any director or member of the Company Executive Team or (y) other employee pursuant to which the total annual compensation or the aggregate severance benefits under such agreement, solely in the case of this clause (y), in excess of $1,000,000 individually or $3,000,000 in the aggregate, (4) establish, adopt, enter into or amend in any material respect any material collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement, or (5) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement; provided, however, that the foregoing clauses (4) and (5) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, other than any director or member of the Company’s Executive Team, in each case in the Ordinary Course of Business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(x) settle any claim or Litigation, in each case made or pending against the Company or any of its Subsidiaries, other than (A) the settlement of claims or Litigation in the Ordinary Course of Business that require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $10,000,000 and (B) the settlement of claims or Litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved; provided, however, that the foregoing clauses (A) and (B) shall not permit the Company or any of its Subsidiaries to settle any claim or Litigation (x) that would impose any material restrictions or changes on the business or operations of the Company or any of its Subsidiaries or (y) for which such settlement is not permitted pursuant to Section 7.03(d).

(xi) make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(xii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among wholly owned Subsidiaries of the Company);

(xiii) make any material tax election, settle or compromise any material tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Filed SEC Documents, change an annual accounting period for tax purposes, or adopt or change any accounting method for tax purposes, other than in the Ordinary Course of Business;

(xiv) make any capital expenditures, other than (A) in accordance with the Company’s capital expenditure plan previously provided to Parent, and (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $5 million; or

(xv) enter into any Contract that restricts the ability of the Company or any or its Subsidiaries, taken as a whole, to compete, in any material respects, with any business or in any geographic area, or to solicit customers, except for use or radius restrictions that may be contained in Contracts entered into in the Ordinary Course of Business;

(xvi) (a) terminate or materially amend or modify any agreement set forth on Section 6.01(a)(xvi) of the Company Disclosure Letter or (b) enter into any Contract that would have been required to be set forth on the following Sections of the Company Disclosure Letter had such Contract been entered into prior to the date hereof: Section 4.09(a)(iii), Section 4.09(a)(v), Section 4.09(a)(vi) or Section 4.09(a)(viii);

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clause (i) — (xvi).

(b) Notice of Changes.  The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any Offer Condition or any condition precedent set forth in Section 8.01 or Section 8.02. Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 8.01 or Section 8.03.

Section 6.02  Solicitation; Takeover Proposals; Change of Recommendation.

(a) Solicitation.  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m, New York City time, on October 12, 2010 (the “No-Shop Period Start Date”), the Company may, directly or through its Representatives: (i) solicit, initiate or encourage, whether publicly or otherwise, any Takeover Proposals, including by way of providing access to non-public information; provided, however, that the Company shall only permit such non-public information related to the Company to be provided pursuant to an Acceptable Confidentiality Agreement, and provided further that (A) the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries to which any person is provided such access and which was not previously provided to Parent, and (B) the Company shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of the Company in any material respect; and (ii) engage in and maintain discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value, as determined in good faith by the Company Board) of assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2)(A) shares of Company Common Stock, which together with any other shares of Company Common Stock beneficially owned by such person or group, would equal to 20% or more of the outstanding shares of Company Common Stock, or (B) any other equity securities of the Company or any of its Subsidiaries, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or any other equity securities of the Company or any of its Subsidiaries, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (d) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its material operating Subsidiaries, other than, in each case, the transactions contemplated by this Agreement.

Wherever the term “group” is used in this Section 6.02, it is used as defined in Rule 13d-3 under the Exchange Act.

(b) No Solicitation.  From the No-Shop Period Start Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 9.01, the Company shall not, nor shall it permit any Representative of the Company to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning the Company or any of its Subsidiaries related to, or to any person or group who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect thereto, (iv) approve, support, adopt, endorse or recommend any Takeover Proposal, or (v) otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations. Subject to Section 6.02(c), at the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or groups (other than a Qualified Go-Shop Bidder) conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Takeover Proposal and shall use reasonable best efforts to require any other parties (other than a Qualified Go-Shop Bidder) who have made or have indicated an intention to make a Takeover Proposal to promptly return or destroy any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives.

The term “Qualified Go-Shop Bidder” means any person or group from whom the Company or any of its Representatives has received a Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines, prior to or as of the No-Shop Period Start Date, in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal.

The term “Superior Proposal” means any bona fide, written Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) 75% or more of the outstanding shares of Company Common Stock or (b) 75% or more of the assets of the Company and its Subsidiaries, taken as a whole, in either case which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(f).

(c) Response to Takeover Proposals.  Notwithstanding anything to the contrary contained in Section 6.02(b) or any other provisions of this Agreement, if at any time following the No-Shop Period Start Date and prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval, (i) the Company has received a bona fide, written Takeover Proposal from a third party that did not result from a breach of this Section 6.02, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement and the other restrictions imposed by clause (A) and (B) of Section 6.02(a) related to the sharing of information, or (B) engage in discussions or negotiations with the person making such

Takeover Proposal regarding such Takeover Proposal. The Company shall be permitted prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval to take the actions described in clauses (A) and (B) above with respect to any Qualified Go-Shop Bidder.

(d) Notice to Parent of Takeover Proposals.  The Company shall promptly (and, in any event, within one (1) business day) notify Parent in the event that the Company or any of its Representatives receives any Takeover Proposal, or any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or from any person or group who would reasonably be expected to make any Takeover Proposal, or any initial request for discussions or negotiations related to any Takeover Proposal (including any material changes related to the foregoing), and in connection with such notice, provide the identity of the person or group making such Takeover Proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter the Company shall keep Parent reasonably informed of any material changes to the terms thereof.

(e) Prohibited Activities.  Neither the Company Board nor any committee thereof shall (i) withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Recommendation or the findings or conclusions of the Company Board referred to in Section 4.04(b), (ii) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (iii) or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 6.02(a) or 6.02(c) (an “Acquisition Agreement”), or (iv) publicly proposed or announced an intention to take any of the foregoing actions (any action described in clauses (i), (ii), (iii) or (iv) being referred to as an “Adverse Recommendation Change”).

(f) Change of Recommendation.  Notwithstanding any provision of Section 6.02(e), at any time prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval, the Company Board may effect an Adverse Recommendation Change only if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding anything to the contrary, the Company Board shall not be entitled to exercise its right to make an Adverse Recommendation Change or, solely with regards to a Superior Proposal, terminate this Agreement pursuant to Section 9.01(f) (x) unless the Company shall have provided prior written notice to Parent and Sub, at least three (3) business days in advance, that it will effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(f) and specifying the reasons therefor (a “Notice of Intended Recommendation Change”) and (y):

(i) if such Adverse Recommendation Change is not being made as a result of a Superior Proposal, during such three (3) business day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend this Agreement in such a manner that would otherwise obviate the need for such Adverse Recommendation Change; or

(ii) if such Adverse Recommendation Change or termination is being made as a result of a Superior Proposal:

(1) the Notice of Intended Recommendation Change shall specify the identity of the party making such Superior Proposal and the material terms thereof and copies of all relevant documents relating to such Superior Proposal (it being understood and agreed that any material amendment to the terms of any such Superior Proposal (and in any event including any amendment to any price term thereof), shall require a new Notice of Intended Recommendation Change and compliance with the requirements of this Section 6.02(f), except that the prior written notice period and corresponding references to a three (3) business day period shall be reduced to a one (1) business day for any such new Notice of Intended Recommendation Change);

(2) after providing any such Notice of Intended Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) during such three (3) business day period (or one business day period in the case of a new Notice of Intended Recommendation Change) to make such adjustments in the terms and conditions of this Agreement and the other agreements contemplated hereby; and

(iii) in the case of either clause (i) or clause (ii), the Company Board shall have considered in good faith any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered in writing by Parent no later than 5:00 p.m., New York City time, on the third business day of such three (3) business day period (or the first business day of such one (1) business day period for any such new Notice of Intended Recommendation Change) and shall have determined that (x) in the case of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal if such adjustments were to be given effect, or (y) in the case of an Adverse Recommendation Change not being made as a result of a Superior Proposal, no adjustment has been made that would obviate the need for such Adverse Recommendation Change, and (y) the findings contemplated by clause (i) above continue to be applicable such that an Adverse Recommendation Change should be made the Superior Proposal would continue to constitute a Superior Proposal if such adjustments were to be given effect.

(g) Standstills; Confidentiality Agreements.  Notwithstanding any provision of Section 6.02(e), the Company Board shall not grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company; provided, however, (i) at any time prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval, the Company Board may grant a waiver or release under any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (ii) from the date hereof until the No-Shop Period Start Date, the Company may grant any such waiver solely to permit any counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Takeover Proposal. The Company shall provide written notice to Parent of waiver of any standstill by the Company. Except for the waiver of standstill as contemplated by this Section 6.02(g), the Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its is a party or under which the Company or any of its Subsidiaries has any rights. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality agreement subsequent to the date of this Agreement which prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 6.02.

(h) Communications With Stockholders.  Nothing contained in this Section 6.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders as, in the good faith determination of the Company Board, after consultation with its outside legal counsel, is required by applicable Laws or (iii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Recommendation; provided, however, that clause (ii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in Section 6.02(e) or Section 6.02(f) except, in each case, to the extent permitted by Section 6.02(e)) or Section 6.02(f), respectively.

ARTICLE VII

Additional Agreements

Section 7.01  Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Preparation of Proxy Statement.  As soon as practicable after the date hereof (and in any event, but subject to Parent’s timely performance of its obligations under Section 7.01(b), within 15 business days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 6.02(f), the Proxy Statement shall include the Recommendation with respect to the Merger, the Fairness Opinions and a copy of Section 262 of the DGCL. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NYSE. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.

(b) Covenants of Parent with Respect to the Proxy Statement.  Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c) Mailing of Proxy Statement; Stockholders’ Meeting.  If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, then the Company shall have the right at any time after the Proxy Statement Clearance Date to (and Parent and Sub shall have the right, at any time after the later of the Proxy Statement Clearance Date and November 1, 2010, to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within ten (10) business days), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (y) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the

‘‘Proxy Date”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than 35 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and any adjournments of such meetings shall require the prior written consent of the Parent other than in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one (1) time (for a period of not more than 30 calendar days but not past 2 business days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 8.01(a) will be satisfied at such meeting. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company’s By-Laws. Unless the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected an Adverse Recommendation Change, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven business days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(d) Amendments to Proxy Statement.  If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, they shall promptly inform Parent. Each of Parent, Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Short Form Merger.  Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Affiliates shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL.

Section 7.02  Access to Information; Confidentiality.  The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all information concerning its and its

Subsidiaries’ business, properties and personnel as Parent may reasonably request (it being agreed, however, that the foregoing shall not permit Parent or any such Representatives to conduct any invasive environmental testing or sampling of the nature customarily referred to as a Phase II environmental assessment). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party. No investigation or access permitted pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Except for disclosures expressly permitted by the Confidentiality Agreement, Parent shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to keep confidential and not disclose, all Evaluation Material (as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives.

Section 7.03  Reasonable Best Efforts; Approvals; Transaction Litigation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) take all acts necessary to cause (A) in the case of the Company, the Offer Conditions and the conditions to the Merger Closing set forth in Section 8.01 or Section 8.02 to be satisfied, or (B) in the case of Parent and Sub, the conditions to the Merger Closing Section 8.01 or Section 8.03 to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all necessary consents, approvals, orders, waivers and authorizations of, actions or nonactions by, any Governmental Authority or any third party and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and each Foreign Merger Control Law) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by, any Governmental Authority; (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; and (iv) vigorously defend or contest any claim, suit, action or other proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or any Transaction Litigation. In furtherance of the foregoing, the Parties agree that, reasonable best efforts to obtain any approvals necessary under any Foreign Merger Control Laws shall include offering to hold separate (but not divest) the business conducted in certain jurisdictions that are subject to such Foreign Merger Control Laws if such action is necessary to obtain approval for consummation of the transactions contemplated by this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect. ‘‘Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) business days of the date of this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(c) Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated hereby this Agreement.

(d) Each Party shall keep the other Parties reasonably informed unless doing so would, in the reasonable judgment of such Party, jeopardize any privilege of the Company or any of its Subsidiaries with respect thereto regarding any such Transaction Litigation. The Company shall promptly advise Parent orally and in writing and the Company shall cooperate fully with Parent in connection with, and shall consult with and permit Parent and its Representatives to participate in, the defense, negotiations or settlement of any Transaction Litigation and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their representatives to, compromise, settle, come to a settlement arrangement regarding any Transaction Litigation hereby or consent thereto unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld or delayed.

(e) Prior to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

(f) The Company shall (i) not terminate or amend any of the Sponsor Tender Agreements or the agreements with senior management executives entered into as of the date hereof without Parent’s consent in Parent’s sole discretion and (ii) enforce its rights under the Sponsor Tender Agreements and the agreements with senior management executives entered into as of the date hereof as directed by Parent in Parent’s sole discretion.

Section 7.04  State Takeover Laws.  If any Takeover Law becomes or is deemed to be applicable to the Company, Parent or Sub, the Offer, the Merger or the Top-Up, including the acquisition of shares of Company Common Stock pursuant thereto, or any other transaction contemplated by this Agreement, then the Company and the Company Board, as applicable, shall take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Offer, the Merger, the Top-Up and the other transactions contemplated hereby. No Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by this Agreement.

Section 7.05  Benefit Plans.

(a) It is Parent’s intention that, for a period of two years following the Effective Time, individuals who are employed by the Company or any of its Subsidiaries immediately before the Effective Time (each, a “Company Employee”) shall be provided with salaries and benefits that are in the aggregate approximately equal to the salaries and benefits (other than equity compensation) those Company Employees received prior to the Effective Time, it being understood that Parent shall review the Company’s and its Subsidiaries’ salaries and benefits from time to time in order to determine the most appropriate way to compensate and incentivize Company Employees, and accordingly may make such changes in the compensation and benefits that Parent determines to be in the best interests of the Company from time to time. Notwithstanding anything in this Section 7.05 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or Company Benefit Agreement, or shall limit the right of Parent to amend, terminate or otherwise modify any Company Benefit Plan or Company Benefit Agreement following the Effective Time.

(b) Each Company Employee shall be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation, or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Company Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Company Employees under the comparable Company Benefit Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 7.05 shall be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan.

(c) In the event of any change in the welfare benefits provided to Company Employees following the Effective Time, Parent shall cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible dependents) under any welfare benefit plans in which Company Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Company Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d) The Parties acknowledge and agree to the arrangements set forth in Section 7.05(d) of the Company Disclosure Letter.

(e) The Parties acknowledge and agree that all provisions contained in this Section 7.05 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates, (ii) shall be treated as an amendment or other modification of any employee benefit plan of Parent or its Subsidiaries, or (iii) shall limit the right of Parent or its Subsidiaries to amend, terminate or otherwise modify any employee benefit plan of Parent or its Subsidiaries following the Effective Time.

Section 7.06  Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company By-Laws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) Without limiting Section 7.06(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth in Section 7.06(b) of the Company Disclosure Letter, from and after the Effective Time, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall (x) indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim, and (y) comply with the terms of each such indemnification agreement with respect to such Claim. Any determination of entitlement to indemnification under the preceding sentences shall be made by an independent counsel selected jointly by the Surviving Corporation and such indemnified party. None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party has validly sought indemnification under such indemnification agreement. Parent’s and the Surviving Corporation’s obligations under this Section 7.06(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each person who is covered by such policies on the date of this Agreement on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence; provided, further, that, any such tail policy may not be amended, modified or cancelled or revoked by the Company, Parent or the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (which amount the Company represents and warrants is set forth in Section 7.06(c) of the Company Disclosure Letter); and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided further that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, the Surviving Corporation or Parent, respectively, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.06 unless assumed by operation of Law.

(e) From and after the Effective Time (but not prior thereto), the provisions of this Section 7.06 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs. The provisions of this Section 7.06 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 7.07  Public Announcements.

(a) Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, including the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 6.02. The Parties agree that the initial press release to be issued with respect to the Offer, the Merger and the other transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties.

(b) Upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentations to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Offer and Merger, and (ii) the Company shall request a meeting with RiskMetrics Group to occur after the No-Shop Period Start Date for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s stockholders, if necessary; provided that the foregoing obligations shall not apply in the event the Company Board shall have made an Adverse Recommendation Change.

Section 7.08  Financing.

(a) Each of Parent and Sub shall use, and cause its Affiliates to use, its reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions (including the flex provisions) set forth in the Financing Agreements and any related Fee Letter (taking into account the anticipated timing of the Marketing Period), including using reasonable best efforts to seek to enforce (including through litigation) its rights under the Debt Commitment Letter in the event of a material breach thereof by the Financing sources thereunder, and shall not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Agreements or any related Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Financing Agreements, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner adverse to Parent or the Company, (iii) decreases the aggregate Equity Financing as set forth in the Equity Financing Commitment delivered on the date hereof, (iv) amends or modifies any other terms in a manner that would reasonably be expected to (x) delay or prevent the Offer Closing or the Merger Closing Date or (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (v) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Financing Agreements. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Debt Commitment Letter and any related Fee Letter to add additional lender(s) (and Affiliates of such additional lender(s)) as a party thereto. Any reference in this Agreement to (A) ‘‘Financing” shall include the financing contemplated by the Financing Agreements as amended or modified in compliance with this Section 7.08(a), and (B) “Financing Agreements” or “Debt Commitment Letter” shall include such documents as amended or modified in compliance with this Section 7.08(a).

(b) Each of Parent and Sub shall use, and cause its Affiliates to use, its reasonable best efforts (taking into account the anticipated timing of the Marketing Period) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions set forth in the Financing Agreements, including using reasonable best efforts (i) to maintain in effect the Financing Agreements in accordance with the terms and subject to the conditions thereof, (ii) to satisfy all conditions and covenants applicable to Parent and Sub in the Debt Commitment Letter (including by consummating the financing pursuant to the terms of the Equity Financing Commitment), (iii) to negotiate and enter into all definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter and any related Fee Letter, (iv) to satisfy all conditions to such definitive agreements that are applicable to Parent and Sub (including by consummating the financing pursuant to the terms of the Equity Financing Commitment) and consummate the Financing at or prior to the Offer Closing (with respect to amounts required to consummate the Offer, if the Offer Termination has not occurred, and make other payments due at such time, including, the payments required by Section 3.01 and the repayment of the Existing Credit Agreement), and the Merger Closing (with respect to amounts required to consummate the Merger and make other payments due at such time in accordance with the terms hereof), including using its

(or causing its Affiliates to use) reasonable best efforts to cause the lenders and the other persons committing to fund the Financing and (v) to comply with its obligations under the Financing Agreements and any related Fee Letter. For the avoidance of doubt, Parent shall be responsible for timely provision of any post-Merger Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information to be delivered by the Company pursuant to Section 7.09. Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all executed definitive documents related to the Debt Financing (provided that the Fee Letter may be redacted to omit the numerical fee amounts and certain economic terms of the market flex provided therein). Without limiting the generality of the foregoing, Parent and Sub shall give the Company prompt (and in any event within two (2) business days) written notice: (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any Financing Agreement or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (ii) of the receipt of any written notice or other communication from any person with respect to any (x) actual or potential default, breach, termination or repudiation by any party to any Financing Agreement or any definitive document related to the Financing of any provisions of the Financing Agreements or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Agreement or any definitive document related to the Financing; and (iii) if for any reason Parent or Sub has determined in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Agreements. As soon as reasonably practicable, but in any event within three calendar days of the date the Company delivers Parent or Sub a written request, Parent and Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) Subject to the terms and conditions of this Agreement, if any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter and related Fee Letter, Parent shall use reasonable best efforts to arrange promptly to obtain alternative financing from alternative sources on terms and conditions that are not materially less favorable, in the aggregate, to Parent and Sub than those contained in the Debt Commitment Letter and any related Fee Letter (including flex provisions therein) and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which shall replace the existing Debt Commitment Letter, a true, complete and correct copy of which (together with any related fee letter) shall be promptly provided to the Company; provided that neither Parent nor Sub shall be required to execute any New Debt Commitment Letter or arrange for such Alternate Debt Financing on terms and conditions (including flex provisions) which are materially less favorable (unless otherwise determined by Parent), in the aggregate, to Parent and Sub than those included in the Debt Commitment Letter that such New Debt Commitment Letter is replacing. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Financing Agreements” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect, and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect. Without first obtaining the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not directly or indirectly take any action that would or would be reasonably expected to result in the Financing not being available.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.08 shall require, and in no event shall the reasonable best efforts of Parent or Sub be deemed or construed to require, either Parent or Sub to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment, or

(ii) pay any material fees in excess of those contemplated by the Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise).

(e) In no event shall Parent or any of its Subsidiaries or Affiliates (for purposes of this Section 7.08(e), Affiliates shall be deemed to include each direct or indirect investor in Parent) taking action on behalf of or at the direction of Sponsor, Parent or Sub, enter into agreement from and after the date hereof to (i) award any agent, broker, investment banker or financial advisor except Lazard Frères & Co. LLC any financial advisory role on an exclusive basis in connection with the Offer, the Merger or the other transactions contemplated hereby or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Offer, the Merger or the other transactions contemplated hereby. During the period commencing on the date hereof and ending on the fifteenth (15th) calendar day after the date of this Agreement, neither Parent nor any of its Affiliates shall seek or obtain any equity commitments or equity financing in respect of the Offer, the Merger or any of the other transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other Representatives who have not been provided any such information prior to the date of this Agreement, other than as set forth in the Equity Financing Commitment as in effect on the date of this Agreement.

(f) Each of Parent and Sub shall use, and cause its Affiliates to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the Bridge Financing (or any Alternative Debt Financing) within ten (10) calendar days after the date on which all of the Offer Conditions (other than the Financing Proceeds Condition) have been satisfied or waived or, if the Offer Termination has occurred, all of the conditions set forth in Section 8.01 (other than Section 8.01(d)) and Section 8.02 (other than the actual delivery of any officer certificates described therein) have been satisfied or waived. The obligation to use the Bridge Financing (or such Alternative Debt Financing) as set forth in this Section 7.08(f) is referred to as the “Bridge Take-Down”. Notwithstanding the foregoing, if it shall not be commercially reasonable to complete the Bridge Take-Down by such tenth (10th) calendar day, Parent and Sub shall continue to use, and cause its Affiliates to continue to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of such Bridge Financing (or such Alternative Debt Financing) as soon as reasonably practicable thereafter. Notwithstanding anything to the contrary contained in this Agreement, and without regard to the then market conditions or other general economic conditions, including the interest rate and cost of the Debt Financing, and, for the avoidance of doubt, regardless of whether or not commercially reasonable, if all of the Offer Conditions (other than the Financing Proceeds Condition) have been satisfied or waived or, if the Offer Termination has occurred, all of the conditions set forth in Section 8.01 (other than Section 8.01(d)) and Section 8.02 (other than the conditions that by their terms are to be satisfied at the Merger Closing) have been satisfied or waived, then Parent shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the Bridge Financing (or such Alternative Debt Financing) no event later than November 18, 2010.

Section 7.09  Financing Cooperation.

(a) Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives and each of its Subsidiaries to, provide to Parent such reasonable cooperation, at Parent’s sole expense, as may be reasonably requested by Parent to assist Parent in causing the conditions in the Debt Commitment Letter to be satisfied and such cooperation as is otherwise necessary and reasonably requested by Parent in connection with the Debt Financing, the Debt Payoff and/or any defeasance or satisfaction and discharge of the Existing Credit Agreement in accordance with its terms (for the avoidance of doubt, any references to Debt Financing or Financing in this Section 7.09 shall include the issuance of the Senior Notes (as defined in the Debt Commitment Letter)), which cooperation shall consist of:

(i) using reasonable best efforts to cause its senior executive officers to participate in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) using reasonable best efforts to assist with the preparation of a customary rating agency presentation, bank information memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the Debt Financing, including the syndication thereof, provided, that any such bank information memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(iii) (A) furnishing Parent and its Financing Sources as promptly as practicable with (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for fiscal year ended June 30, 2010, (y) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for each fiscal quarter ended after the date hereof but at least 40 days before the Merger Closing Date; provided that the filing by the Company of the required financial statements specified in clause (x) and (y) above in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and its Subsidiaries for all purposes of this Agreement, and (B) using reasonable best efforts to furnish all financial statements, business and other financial data, audit reports and other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of the Company (provided that Parent shall be responsible for the preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum, private placement memorandum, prospectus and similar documents for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum (all such information in this clause (iii) (other than pro forma financial statements which shall be prepared by Parent), the “Required Information”);

(iv) requesting the auditors of the Company to cooperate with Parent’s reasonable efforts to obtain customary comfort letters upon completion of customary procedures in connection with the offering of the Senior Notes (as defined in the Debt Commitment Letter);

(v) using reasonable best efforts to assist in Parent obtaining corporate and facilities ratings for the Debt Financing;

(vi) using reasonable best efforts to cooperate with Parent’s efforts to obtain consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its Representatives to all Owned Real Property and Specified Leased Real Property) as reasonably requested by Parent;

(vii) reasonably cooperating to permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable;

(viii) requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at Merger Closing to allow for the payoff, discharge and termination in full on the Merger Closing Date of all indebtedness and Liens under the Existing Credit Agreement (the “Debt Payoff”); and

(ix) furnishing Parent and its Financing Sources promptly, and in any event at least five (5) days prior to the Merger Closing Date, with all documentation and other information required by Governmental Authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 7.09) (1) nothing in this Agreement (including this Section 7.09) shall require any such cooperation to the extent that it would (a) require the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time, or incur any liability or give any indemnities or otherwise commit to take any action that is not contingent upon the Effective Time, (b) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (c) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Laws or the Existing Credit Agreement or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party, (d) require the Company or any of its Subsidiaries to enter into or approve any financing or purchase agreement for the Financing, (e) result in any significant interference with the prompt and timely discharge of the duties of any of the Company’s executive officers, or (f) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing, (2) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time, (3) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing need not be issued by the Company or any of its Subsidiaries and shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (4) notwithstanding anything to the contrary, the Parties agree that any road shows, ratings agencies presentations, preparation of documents (including rating agency presentation, bank information memoranda or other offer documents in connection with the Debt Financing) and provision of information with respect to the prospects and plans for the Company’s business and operations, in each case under this clause (4), in connection with the Debt Financing remains the sole responsibility of Parent and Sub and none of the Company or any of its Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect thereto or be required to provide any information or make any presentations with respect to capital structure, or the incurrence of the Debt Financing or other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the business of the Surviving Corporation and its Subsidiaries after the Merger Closing.

(b) Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 7.09.

(c) The Company, its Affiliates and their respective officers, advisors and Representatives shall be indemnified and held harmless by Parent and Sub for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, the Debt Payoff and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law.

(d) The Company hereby consents to the use of its and its Subsidiaries’ trademarks, service marks or logos in connection with the Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(e) All non-public or other confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Sub or their Representatives pursuant to this Section 7.09 shall be kept confidential in accordance with the Confidentiality Agreement; provided that, with the Company’s prior written consent (not to be unreasonably withheld), Parent and Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective Representatives in connection with the Debt Financing so long as such persons agree to be bound by the Confidentiality Agreement or other customary confidentiality undertaking.

(f) Subject to the terms and conditions hereof, at the earlier of the Offer Closing and the Merger Closing Date, Parent shall cause the indebtedness under the Existing Credit Agreement to be satisfied and discharged in accordance with the terms thereof.

Section 7.10  Rule 14d-10 Matters.  Prior to the expiration of the Offer, the Compensation Committee will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 7.11  Rule 16b-3 Matters.  The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.12  FIRPTA Certificate.  The Company shall use reasonable best efforts to deliver to Parent, at the earlier of the Offer Closing Date and the Effective Time, a properly completed and executed certificate to the effect that the Common Stock of the Company is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

ARTICLE VIII

Conditions Precedent

Section 8.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  If required by applicable Law, the Stockholder Approval shall have been obtained.

(b) Regulatory Approvals.  The waiting period applicable to the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted. In addition, the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer, is not unlawful under any Foreign Merger Control Law of any jurisdiction set forth in Section 8.01(b) of the Company Disclosure Letter.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, Law or other Judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger.

(d) Purchase of Company Common Stock in the Offer.  Unless the Offer Termination shall have occurred, Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Section 8.02  Conditions to Obligations of Parent and Sub to Effect the Merger.  Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of Parent and

Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 4.03, Section 4.04, Section 4.26 and Section 4.27 shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, (ii) set forth in Section 4.07 shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date without disregarding the “Material Adverse Effect” qualification set forth therein and (iii) set forth in this Agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company the chief executive officer or chief financial officer thereof to such effect.

(d) Pre-Closing Solvency.  As of immediately prior to the Merger Closing Date (and, for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), the Company is Solvent, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

Section 8.03  Conditions to Obligation of the Company to Effect the Merger.  Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

Section 8.04  Frustration of Closing Conditions.  Neither Parent nor Sub may rely on the failure of any condition set forth in Sections 8.01 or 8.02 to be satisfied if such failure was caused by the failure of Parent or

Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Sections 8.01 or 8.03 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either of Parent or the Company:

(i) if the Merger shall not have been consummated on or before March 2, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any Party if (x) the Offer Closing shall have occurred or (y) the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party unless such Party shall have complied with its obligations under Section 7.03 to prevent, oppose or remove such Restraint; or

(iii) the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of any condition set forth in Section 8.02(a) or Section 8.02(b) or (y) if the Offer Termination shall not have occurred, the failure of any Offer Condition set forth in clauses (iii) or (iv) of paragraph (d) of Annex I, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following Parent’s delivery of written notice to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if (x) Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder or (y) the Offer Closing shall have occurred;

(d) by the Company, if there shall be any breach or inaccuracy in any of Parent’s or Sub’s representations or warranties set forth in this Agreement or Parent or Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of any condition set forth in Section 8.03(a) or Section 8.03(b) or, (y) reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following the Company’s delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder or (y) the Offer Closing shall have occurred;

(e) by Parent, in the event that any of the following shall have occurred: (i) an Adverse Recommendation Change; (ii) the Company shall have delivered a notice to parent of its intent to effect an Adverse Recommendation Change pursuant to Section 6.02(f) if Parent shall have given the Company the right to enter into an Acquisition Agreement and such right has been available to the Company for no less than twenty-four hours, (iii) the Company failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Recommendation and a statement of the findings and conclusions of the Company Board referred to in Section 4.04(b), (iv) if, following the disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (v) below), the Company Board shall have failed to reaffirm publicly the Recommendation within five (5) business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer (any such event contemplated by this Section 9.01(e), a “Triggering Event”); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if (x) the Offer Closing shall have occurred or (y) if required by applicable Law, the Stockholder Approval shall have been obtained;

(f) by the Company, in accordance with Section 6.02(f) in order to accept a Superior Proposal and enter into the Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Company Termination Fee pursuant to Section 9.03(a) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.01(f);

(g) by the Company, if (i) (A) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with Section 1.01, or (ii) (A) all the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer in accordance with Section 1.01, in the case of both clause (i) and (ii) hereof, the Company shall have given Parent written notice at least one (1) business day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(g) and the basis for such termination; provided, however, that the termination right set forth in Section 9.01(g)(ii) shall only be available from and after the close of business on November 18, 2010; or

(h) by the Company, after the close of business on November 18, 2010, if (i) all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.02, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) the Company shall have given Parent written notice at least one (1) business day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(h) and the basis for such termination.

Any proper termination of this Agreement pursuant to this Section 9.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 9.02  Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 1.02(b), the last sentence of Section 7.02, Sections 7.09(b), (c) and (e), Article XI and this Article IX, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, further, however, that any claim against a Party for monetary damages shall be subject to the limitations set forth in Section 11.11.

Section 9.03  Termination Fees and Expenses.

(a) If this Agreement is terminated by Parent pursuant to Section 9.01(e), then the Company shall pay to the Sponsor the Company Termination Fee by wire transfer of same-day funds within two (2) business days following the date of such termination of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 9.01(f), then the Company shall pay the Sponsor the Company Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement.

(c) If (i) after the date of this Agreement, a Takeover Proposal shall have become publicly known and not withdrawn, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.01(b)(i), (B) by Parent or the Company pursuant to Section 9.01(b)(iii), or (C) by Parent pursuant to Section 9.01(c) (unless the termination fee provided in Section 9.03(e) has already been paid pursuant to the terms thereof), and (iii) within 12 months after such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Takeover Proposal (regardless of when made) (which transaction is thereafter consummated) or consummates any Takeover Proposal (regardless of when made), then, in any such case, the Company shall pay to the Sponsor the Company Termination Fee (less the amount of expenses paid pursuant to Section 9.03(f)) by wire transfer of same-day funds on the date such transaction is consummated. Solely for purposes of this Section 9.03(c), the term ‘‘Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(a), except that all references to 20% therein shall be deemed to be references to 50%.

(d) If this Agreement is terminated by the Company pursuant to (i) Section 9.01(d) due to a breach by Parent of any of its representations or warranties or the failure by Parent to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform is the principal factor in the failure of the Offer or the Merger to be consummated, (ii) Section 9.01(g) or (iii) Section 9.01(h), in each case, then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two (2) business days following the date of termination of this Agreement).

(e) If this Agreement is terminated by Parent pursuant to Section 9.01(c) due to a breach by the Company of any of its representations or warranties or the failure by the Company to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform is the principal factor in the failure of the Offer or the Merger to be consummated, then the Company shall pay a termination fee to Sponsor in an amount equal to $175,000,000 by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two (2) business days following the date of termination of this Agreement).

(f) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b)(iii), the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by Sponsor, Parent or its Affiliates in connection with this Agreement or the transactions contemplated hereby by payment to Sponsor of the amount thereof by wire transfer of same day funds as promptly as reasonably practicable (and, in any event, within two (2) business days following request therefor); provided, however, that the maximum aggregate amount of fees and expenses for which the Company shall be required to reimburse Sponsor is $15,000,000.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee or reimbursement amount due pursuant to Section 9.03, and, in order to obtain such payment, Parent or the Company commences arbitration that results in an award against the other party for such fee, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such arbitration, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 9.04  Amendment.  This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or receipt of the Stockholder Approval; provided, however, that (x) after the Offer Closing, there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.05  Extension; Waiver.  At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to the proviso to the first sentence of Section 9.04 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

Interpretation

Section 10.01  Certain Definitions.  For purposes of this Agreement:

(a) an “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality and standstill agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement.

(b) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(c) “business day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

(d) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub prior to or in connection with the execution and delivery of this Agreement.

(e) “Company Executive Team” means, collectively, the persons set forth in Section 10.01(e) of the Company Disclosure Letter.

(f) “Company Termination Fee” means $95,000,000, except if this Agreement is terminated by the Company pursuant to Section 9.01(f) prior to the No-Shop Period Start Date, then the Company Termination Fee means $50,000,000.

(g) “Confidentiality Agreement” means the Non-Disclosure and Standstill Agreement, dated as of April 26, 2010, by and between 3G Capital Partners Ltd. and the Company.

(h) “Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated February 15, 2006, among Burger King Corporation, the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, and Bank of America, N.A., RBC Capital Markets and Wachovia Bank, National Association, as documentation agents, in each case, as amended from time to time.

(i) “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Debt Financing (in each case, other than the Equity Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Letters and any joinder agreements or credit agreements relating thereto.

(j) “Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letter.

(k) “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 10.01(k) of the Company Disclosure Letter, and (ii) with respect to Parent or Sub, the actual knowledge of any of the officers of Parent or Sub.

(l) “Marketing Period” means the first period of 25 consecutive business days commencing on September 9, 2010 and throughout which (i) Parent shall have the Required Information (it being understood that Parent and Sub hereby acknowledge and agree that, as of the date hereof, it has received the Required Information and as such the Marketing Period shall commence on September 9, 2010), and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.02(a), Section 8.02(b) or Section 8.02(c) to fail to be satisfied, assuming that the Merger Closing Date were to be scheduled for any time during such 25 consecutive-business-day period; provided that (x) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained, (y) if such 25- consecutive-business day period has commenced but not ended on or prior to December 16, 2010 then such period may not commence until January 2, 2011, and (z) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period:

(i) KPMG LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by KPMG LLP or another independent public accounting firm;

(ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant SEC Document or SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; or

(iii) the Company shall have been delinquent in filing any Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such delinquencies have been cured.

(m) “Material Adverse Effect” means any change, effect, event or occurrence that individually or in the aggregate with all other changes, effects, events or occurrences, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect for purposes of this clause (a): any change, effect, event or occurrence directly arises out of or directly results from (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which the Company and its Subsidiaries primarily operate, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect), (vii) the announcement and pendency of this Agreement and the transactions contemplated hereby, (viii) any action taken by the Company or its Subsidiaries at Parent’s written request or otherwise required by this Agreement, or (ix) the identity of, or any facts or circumstances relating to Parent, Sub or their respective Affiliates, except in the cases of clauses (i), (ii), (iii) or (iv), to the extent that the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

(n) “Ordinary Course of Business” means the ordinary course of business and consistent with past practice.

(o) “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impedes, interferes with, hinders or delays (i) the consummation by Parent or Sub of the Offer, the Merger or any of the other transactions contemplated by this Agreement on a timely basis, including with respect to Financing or the conditions to the drawdown of the Financing, or (ii) the compliance by Parent or Sub of its obligations under this Agreement in any material respect.

(p) “Parent Termination Fee” means $175,000,000.

(q) “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

(r) “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, and (vii) Liens discharged at or prior to the Offer Closing or, if the Offer Termination shall occur, the Offer Closing.

(s) “person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

(t) “Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(u) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

Section 10.02  Index of Defined Terms.  The following terms have the meanings ascribed to them, as indicated below:

Acceleration Time	Section 3.04
Acceptable Confidentiality Agreement	Section 10.01(a)
Acceptance Time	Section 1.04(a)
Acquisition Agreement	Section 6.02(e)
Adverse Recommendation Change	Section 6.02(e)
Affiliate	Section 10.01(a)
Agreement	Preamble
Alternative Debt Financing	Section 7.06(b)
Appraisal Shares	Section 3.01(d)
Authorizations	Section 4.11(a)
Bridge Financing	Section 5.04
Bridge Take-Down	Section 7.08(f)
business day	Section 10.01(c)
Certificate	Section 3.01(c)
Certificate of Merger	Section 2.03
Claim	Section 7.06(b)
Code	Section 1.01(i)
Company	Preamble
Company 401(k) Plan	Section 4.03(a)
Company Benefit Agreement	Section 4.13(n)
Company Benefit Plan	Section 4.13(n)
Company Board	Section 4.04(b)
Company By Laws	Section 4.01
Company Certificate of Incorporation	Section 4.01
Company Common Stock	Recitals
Company Disclosure Letter	Section 10.01(d)
Company DSUs	Section 4.03(a)
Company Employee	Section 7.05(a)
Company Equity Awards	Section 4.03(a)
Company Executive Team	Section 10.01(e)
Company Intellectual Property	Section 4.16(a)
Company Preferred Stock	Section 4.03(a)
Company PSUs	Section 4.03(a)
Company RSUs	Section 4.03(a)
Company Stock Options	Section 4.03(a)
Company Stock Plans	Section 4.03(a)
Company Swaps	Section 4.24
Company Termination Fee	Section 10.01(f)
Compensation Committee	Section 4.13(f)
Confidentiality Agreement	Section 10.01(g)
Contract	Section 4.05
Debt Commitment Letter	Section 5.04
Debt Financing	Section 5.04

Debt Payoff	Section 7.09(a)(viii)
DGCL	Section 2.01
Effective Time	Section 2.03
Environmental Claims	Section 4.17(b)
Environmental Law	Section 4.17(b)
Equity Award Amounts	Section 3.04(e)
Equity Financing	Section 5.04
Equity Financing Commitment	Section 5.04
ERISA	Section 4.13(a)
ERISA Affiliate	Section 4.13(e)
Exchange Act	Section 1.01(a)
Exchange Fund	Section 3.03(a)
Existing Credit Agreement	Section 10.01(h)
Fairness Opinions	Section 4.29
FDD	Section 4.19(g)
Fee Letter	Section 10.01(h)
Filed SEC Documents	Article IV
Financing	Section 5.04
Financing Agreements	Section 5.04
Financing Proceeds Condition	Annex I
Financing Sources	Section 10.01(h)
First Quarter Dividend	Section 4.07(a)
Foreign Company Plan	Section 4.13(m)
Foreign Merger Control Laws	Section 4.05
Franchise	Section 4.19(a)
Franchise Laws	Section 4.11(b)
Franchised Restaurant	Section 4.19(a)
Franchisee	Section 4.19(g)
FTC Rule	Section 4.11(b)
GAAP	Section 4.06(b)
Goldman	Section 4.28
Governmental Authority	Section 4.05
group	Section 6.02(a)
Hazardous Materials	Section 4.17(b)
High Yield Financing	Section 5.04
HSR Act	Section 4.05
Indebtedness	Section 6.01(a)(viii)
Indemnified Party	Section 7.06(a)
Independent Directors	Section 1.04(a)
Information Statement	Section 4.05
Initial Offer Expiration Date	Section 1.01(d)
Intellectual Property	Section 4.16(d)
Judgment	Section 4.05
Knowledge	Section 10.01(k)
Law	Section 4.05

Liens	Section 4.02
Limited Guaranty	Section 5.05
Litigation	Section 4.08
Marketing Period	Section 10.01(l)
Material Adverse Effect	Section 10.01(m)
Merger	Recitals
Merger Closing	Section 2.02
Merger Closing Date	Section 2.02
Merger Consideration	Section 3.01(c)
Minimum Tender Condition	Annex I
Morgan Stanley	Section 4.28
New Debt Commitment Letter	Section 7.06(b)
No-Shop Period Start Date	Section 6.02(a)
Notice of Intended Recommendation Change	Section 6.02(f)(ii)(1)
NYSE	Section 1.04(a)
Offer	6, Recitals
Offer Closing	Section 1.01(e)
Offer Closing Date	Section 1.01(e)
Offer Conditions	Section 1.01(b)
Offer Determination Date	Section 1.01(f)
Offer Documents	Section 1.01(g)
Offer Price	Recitals
Offer Termination	Section 1.01(f)
Offer Termination Date	Section 1.01(f)
Ordinary Course of Business	Section 10.01(n)
Outside Date	Section 9.01(b)(i)
Owned Real Property	Section 4.15(a)
Parent	Preamble
Parent Group	Section 11.11(e)
Parent Group Member	Section 11.11(e)
Parent Material Adverse Effect	Section 10.01(o)
Parent Termination Fee	Section 10.01(p)
Parties	Preamble
Party	Preamble
PATRIOT Act	Section 10.01(q)
Paying Agency Agreement	Section 3.03(a)
Paying Agent	Section 3.03(a)
PBGC	Section 4.13(e)
Permitted Liens	Section 10.01(r)
person	Section 10.01(s)
Promissory Note	Section 1.03(b)
Proxy Statement	Section 7.01(a)
Proxy Statement Clearance Date	Section 1.01(d)
PSU Shares	Section 3.04(c)
Qualified Go Shop Bidder	Section 6.02(b)

Recommendation	Section 4.04(b)
Relationship Laws	Section 4.11(b)
Release	Section 4.17(b)
Representative	Section 10.01(t)
Required Information	Section 7.09(a)(iii)
Restraints	Section 8.01(c)
Schedule 14D 9	Section 1.02(a)
Schedule TO	Section 1.01(g)
SEC	Section 1.01(d)
SEC Documents	Section 4.06(a)
Securities Act	Section 1.03(c)
Seller Group	Section 11.11(e)
Seller Group Member	Section 11.11(e)
Solvent	Section 5.12
Specified Agreements	Section 4.19(a)
Specified Contract	Section 4.09(a)(ix)
Specified Leased Real Property	Section 4.15(b)
Specified Real Property Leases	Section 4.15(b)
Sponsor	Section 5.04
Sponsor Tender Agreements	Recitals
Stockholder Approval	Section 4.26
Stockholders’ Meeting	Section 7.01(c)
Sub	Preamble
Subsidiary	Section 10.01(u)
Superior Proposal	Section 6.02(b)
Surviving Corporation	Section 2.01
tail	Section 7.06(c)
Takeover Laws	Section 4.04(b)
Takeover Proposal	Section 6.02(a)
tax return	Section 4.14(c)
taxes	Section 4.14(c)
Title IV Plan	Section 4.13(e)
Top-Up	Section 1.03(a)
Top-Up Closing	Section 1.03(b)
Top-Up Shares	Section 1.03(a)
Transaction Litigation	Section 7.03(a)
Triggering Event	Section 9.01(e)
Voting Company Debt	Section 4.03(b)

Section 10.03  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect of the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” when used in this Agreement is not exclusive.

(d) The phrase “made available,” when used in reference to anything made available to Parent, Sub or their Representatives shall be deemed to mean uploaded to and made available to Parent, Sub and their Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Blue” or otherwise being in the possession of Parent, Sub or their Representatives (and in such case accessible without limitation to Parent and Sub).

(e) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f) References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g) All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement (other than Section 4.03, Section 4.04, Section 4.25, Section 4.26, Section 4.27, Section 4.28 and Section 4.29, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter) to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(h) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(i) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(j) Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Sub to take such action.

ARTICLE XI

General Provisions

Section 11.01  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 11.02  Expenses.  Except as provided in Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 11.03  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile (with written confirmation of transmission); the business day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Sub, to:

Blue Acquisition Holding Corporation
c/o 3G Capital Partners Ltd.
600 Third Avenue, 37th Floor
New York, New York 10016
Fax No.: (212) 893-6728

Attention:	Alexandre Behring
Daniel Schwartz

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Fax No.: (212) 446-6460

Attention:	Stephen Fraidin, Esq.
William B. Sorabella, Esq.

if to the Company, to:

Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
Fax No.: (305) 378-7112
Attention: Anne Chwat

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax No.: (212) 735-2000

Attention:	Eileen T. Nugent, Esq.
Richard J. Grossman, Esq.
Thomas W. Greenberg, Esq.

and

Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131
Fax No.: (305) 679-6311
Attention: Kara MacCullough, Esq.

Section 11.04  Entire Agreement.  This Agreement, together with the Confidentiality Agreement, the Equity Financing Commitment, the Limited Guaranty and the Sponsor Tender Agreements, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; provided that the Confidentiality Agreement (including the standstill restrictions therein) shall survive the execution and delivery of this Agreement except that the standstill restrictions, restrictions on contact and restrictions on designations of approved financing sources in the Confidentiality Agreement shall terminate (solely with respect to 3G Capital Partners Ltd. and its Affiliates, including Parent and Sub, and not for any other person or for purposes of the definition of an Acceptable Confidentiality Agreement) immediately following the execution and delivery of this Agreement solely for purposes of permitting the Offer or any other action contemplated hereby.

Section 11.05  No Third-Party Beneficiaries.  Except for the provisions of (i) Section 7.06 and (ii) with respect to the Financing Sources, the provisions of Section 11.08(c), Section 11.09 and Section 11.11(e), neither this Agreement nor any other agreement contemplated hereby are not intended to or shall confer upon any person other than the Parties hereto and thereto any legal or equitable rights or remedies. Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration shall be enforceable by holders of Certificates or Company Equity Awards. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 11.06  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Merger Closing, Parent and Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.07  GOVERNING LAW.  THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING THE EQUITY FINANCING COMMITMENT OR THE DEBT COMMITMENT LETTER), OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.08  Jurisdiction; Service of Process.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court sitting in New Castle County in the State of Delaware for the purpose of any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby (including the Equity Financing Commitment or the Debt Commitment Letter) or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 11.03. Nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c) EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY LITIGATION OF ANY KIND OR DESCRIPTION (INCLUDING ANY CROSS-CLAIM OR THIRD-PARTY CLAIM), WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN EACH CASE, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 11.09  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING THE EQUITY FINANCING COMMITMENT OR THE DEBT COMMITMENT LETTER) OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10  Specific Performance; Remedies.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger, the Offer or the transactions contemplated hereby) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 9.01 and in all cases subject to the specific requirements set forth in Section 11.10(b) (as it relates to obtaining a remedy contemplated by this Section 11.10(a) with respect to causing the Equity Financing to be funded) or Section 11.10(c) (as it relates to obtaining a remedy contemplated by this Section 11.10(a) with respect to the Bridge Take-Down), each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any arbitration or any court of competent jurisdiction, in each case in accordance with Section 11.08, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(b) Notwithstanding the foregoing the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Sub to, or to directly, cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the Debt Financing (whether under this Agreement, the Equity Financing Commitment or the Limited Guaranty) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Offer Closing, all of the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the Merger

Closing, all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 would have been satisfied if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing),

(ii) the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08(c) for all the Debt Financing, such Alternative Debt Financing) has been funded or would be funded in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable, and

(iii) the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and the Debt Financing were funded, it would take such actions that are within its control to cause the Merger Closing to occur.

(c) The right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Sub to effect a Bridge Take-Down shall be subject to the requirements set forth in Section 7.08(f).

(d) The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Company and Parent acknowledges and agrees that, except as set forth in Section 11.10(b), (i) each party shall be entitled to seek to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy set forth in Section 9.03, (ii) the provisions set forth in Section 9.03 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

Section 11.11  Maximum Recourse; Limitation on Liability.  Notwithstanding anything in this Agreement to the contrary, but subject to Section 11.10:

(a) Company Maximum Liability.  The maximum aggregate liability of the Company and its Subsidiaries for monetary damages in connection with this Agreement or any of the transactions contemplated hereby shall be limited to $175,000,000, and in no event shall Sponsor, Parent or Sub seek or obtain, nor shall they permit any of their respective Representatives or any other person on its or their behalf to seek or obtain, nor shall any person be entitled to seek or obtain, any monetary recovery or award in excess of $175,000,000 against the Company and its Subsidiaries, and in no event shall Sponsor, Parent or Sub be entitled to seek or obtain any monetary damages of any kind in excess of $175,000,000 against the Company and its Subsidiaries, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby and thereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that in no event shall Parent (on behalf of itself and its Affiliates) be entitled to both (x) the receipt of the Company Termination Fee or the $175,000,000 fee under Section 9.03(e) or recovery of monetary damages against the Company or any of its Subsidiaries, and (y) specific enforcement of this Agreement.

(b) Parent and Sub Maximum Liability.  The maximum aggregate liability of Sponsor, Parent and Sub for monetary damages in connection with this Agreement or any of the transactions contemplated hereby (including the Financing) shall be limited to the amount of the Parent Termination Fee, and in no event shall the Company seek or obtain, nor shall it permit any of the Representatives or any other person on its or their behalf to seek or obtain, nor shall any person be entitled to seek or obtain, any monetary recovery or award in excess of the amount of the Parent Termination Fee against Sponsor, Parent or Sub, and in no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind in excess of the amount of the Parent Termination Fee against Sponsor, Parent or Sub, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Limited Guaranty or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that in no event shall the Company be entitled to both (x) the receipt of the Parent Termination Fee or recovery of monetary damages against Sponsor, Parent or Sub or any of their Subsidiaries, and (y) specific enforcement of this Agreement.

(c) Termination Fees.  In no event shall (i) the Company be required to pay any termination fee (whether the Company Termination Fee or the termination fee provided in Section 9.03(e)) on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x) if Parent receives the Company Termination Fee from the Company pursuant to Section 9.03 or the termination fee provided in Section 9.03(e), then any such payment shall be the sole and exclusive remedy of Parent and Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (y) if the Company receives the Parent Termination Fee from Parent pursuant to Section 9.03, such payment shall be the sole and exclusive remedy of the Company against any of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates and none of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or (z) if Parent or Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee under Section 9.03, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Sub in respect of any such breaches of this Agreement.

(d) Non-Recourse Parties.  Notwithstanding anything to the contrary in this Agreement, in no event shall (i) any Non-Recourse Parent Party (as defined in the Equity Financing Commitment, which excludes, for the avoidance of doubt, Sponsor, Parent and Sub) have any liability for monetary damages to the Company or its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby, other than Sponsor’s obligations under the Limited Guaranty and the Equity Financing Commitment and any liability of 3G Capital Partners Ltd. under the Confidentiality Agreement and other than the obligations of Parent and Sub to the extent expressly provided herein, or (ii) any former, current or future general or limited partners, equityholders, directors, officers, employees, managers, members, Affiliates or agents of the Company or its Subsidiaries have any liability to Sponsor, Parent or Sub or any Non-Recourse Parent Party for monetary damages relating to or arising out of this Agreement or the transactions contemplated hereby, other than the obligations of the Company to the extent expressly provided herein. In no event shall the Company seek or obtain, nor shall they permit any of the Representatives to seek or obtain, nor shall any person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party with respect to, this Agreement or the Limited Guaranty or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or Sub to the extent expressly provided for in this Agreement or the Sponsor to the extent expressly provided for in the Limited Guaranty and the Equity Financing Commitment.

(e) Financing Sources.  The Company’s right to specific performance set forth in Section 11.10 or as provided in the Equity Financing Commitment with respect thereto, the Company’s right to receive payment of an amount up to the Parent Termination Fee from Parent, and the guarantee thereof pursuant to the Limited Guaranty (including in respect of any breach by Sponsor, Parent or Sub) shall be the sole and exclusive remedy of the Company or any of its Representatives or Affiliates (collectively, the “Seller Group” and each, a “Seller Group Member”), against (i) the Non-Recourse Parent Parties, (ii) any Financing Source, or (iii) any of the respective former, current, or future Affiliates or Representatives of Parent’s Lenders (collectively, the “Parent Group” and each a “Parent Group Member”)), for all losses, claims or liabilities suffered by any Seller Group Member as a result of any breach of this Agreement by Parent or Sub or any breach of the other agreements contemplated hereby, including the Debt Commitment Letter or the Equity Financing Commitment by any person in the Parent Group party thereto, the failure of the Offer to be completed or the Merger to be consummated or in any other respect with respect to this Agreement or any other agreement contemplated hereby, and, upon payment of the Parent Termination Fee or monetary damages in an aggregate amount equal to the Parent Termination Fee paid by the Sponsor, Parent or Sub or any of their Subsidiaries, none of the Parent Group Members shall have any further liability or obligation relating to or arising out of this Agreement, the other agreements contemplated hereby or any of the transactions contemplated hereby or thereby under any theory or with respect to any claim, whether sounding in law or equity. Without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, for the avoidance of doubt, in no event shall any Seller Group Member be entitled to seek or obtain any other damages of any kind against any such Parent Group Member (including any of the Financing Sources), including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Limited Guaranty or the transactions contemplated hereby and thereby (including, any breach by Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure. Immediately following receipt by the Company of the Parent Termination Fee or monetary damages in an aggregate amount equal to the Parent Termination Fee paid by the Sponsor, Parent or Sub or any of their Subsidiaries, the Company shall cause all Seller Group Members to dismiss with prejudice any judicial or arbitral proceeding initiated by any of them with respect to this Agreement or the Limited Guaranty or the transactions contemplated hereby or thereby or the transactions contemplated hereby or thereby against any Parent Group Member. For the avoidance of doubt, in no event shall any Parent Group Member be subject to, nor shall any Seller Group Member, seek to recover, nor shall they accept, monetary damages in excess of the Parent Termination Fee (it being understood that this limitation shall apply in the aggregate to the entire Seller Group).

(f) Effect on Limitations.  The Parties acknowledge and agree that nothing in this Section 11.11 shall be deemed to affect any Party’s right to specific enforcement pursuant to and in accordance with Section 11.10.

Section 11.12  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.13  Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BLUE ACQUISITION HOLDING CORPORATION

By:	/s/ Daniel Schwartz
Name:     Daniel Schwartz
Title:       Vice President

BLUE ACQUISITION SUB, INC.

By:	/s/ Daniel Schwartz
Name:     Daniel Schwartz
Title:       Vice President

BURGER KING HOLDINGS, INC.

By:	/s/ John W. Chidsey
Name:     John W. Chidsey
Title:       Chief Executive Officer

[Signature Page to the Merger Agreement]

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Affiliates, would represent at least 79.1% of the shares of the Company Common Stock outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; (c) Parent (either directly or through its Subsidiaries) shall not have received the proceeds of the Debt Financing (or any Alternative Debt Financing) and/or the lenders party to the Debt Financing Letter (or New Debt Commitment Letter for any Alternative Debt Financing) shall not have confirmed to Parent or Sub that the Debt Financing (or any Alternative Debt Financing) in an amount sufficient to consummate the Offer and the Merger will be available at the Offer Closing on the terms and conditions set forth in the Debt Financing Letter (or New Debt Commitment Letter for any Alternative Debt Financing) (“Financing Proceeds Condition”), or (d) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) the consummation of the Offer is unlawful under any Foreign Merger Control Law of any jurisdiction set forth in Section 8.01(b) of the Company Disclosure Letter;

(iii) any of the representations and warranties of the Company (A) set forth in Section 4.03, Section 4.04, Section 4.26 and Section 4.27 shall not be true and correct in all material respects, (B) set forth in Section 4.07 shall not be true and correct without disregarding the “Material Adverse Effect” qualification set forth therein and (C) set forth in this Agreement, other than those described in clauses (A) and (B) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties shall not be true and correct (subject to such qualifications) as of such specific date only);

(iv) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(v) since the date of this Agreement, there shall have occurred any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(vi) as of immediately prior to the Offer Closing Date (and, for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), the Company is not Solvent;

(vii) in the event that the exercise of the Top-Up is necessary to ensure that Parent or Sub owns at least 90% of the outstanding shares of Company Common Stock immediately after the Acceptance Time, there shall exist under applicable Law or other Restraint any restriction or legal impediment on Sub’s ability and right to exercise the Top-Up, or the shares of Company Common Stock issuable upon exercise of the Top-Up together with the shares of Company Common Stock validly tendered in the Offer and not

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properly withdrawn are insufficient for Sub to owns at least 90% of the outstanding shares of Company Common Stock;

(viii) a Triggering Event shall have occurred; and

(ix) this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (d)(iii), (d)(iv), (d)(v) and (d)(vi) above shall have occurred and be continuing as of the expiration of the Offer.

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (d)(vii) have been satisfied, Parent and Sub shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of September 2, 2010, by and among Blue Acquisition Holding Corporation, Blue Acquisition Sub, Inc. and Burger King Holdings, Inc.

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